Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Record Earnings for 2013

•	Net earnings were $95.6 million for 2013, or $0.91 per diluted share, the highest in CVBF history.

•	Net earnings were $25.3 million, or $0.24 per share, for the fourth quarter of 2013. The fourth quarter was the most profitable in CVBF history.

•	Total loans and leases, net of deferred fees and discount, grew by $105.2 million for the quarter, or 3.05%.

•	The allowance for loan losses was reduced by $6.8 million for the fourth quarter of 2013 primarily as a result of improved credit quality. The allowance for loan losses was $75.2 million at quarter-end, or 2.22% of total non-covered loans.

•	Noninterest-bearing deposits totaled $2.56 billion, or 52.41% of total deposits.

Ontario, CA, January 22, 2014-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the year ended December 31, 2013.

CVB Financial Corp. reported net income of $95.6 million for the year ended December 31, 2013, compared with net income of $77.3 million for 2012. Diluted earnings per share were $0.91 for the year ended December 31, 2013, compared to $0.74 for the same period last year. Net income for 2013 included $16.8 million in loan loss provision recapture. By comparison, net income for 2012 was negatively impacted by a pre-tax debt termination expense of $20.4 million. This was related to the redemption of $250.0 million of fixed rate borrowings from the Federal Home Loan Bank (“FHLB”).

The allowance for loan losses was reduced by $6.8 million for the fourth quarter of 2013 primarily as a result of improved credit quality. This compares with a $3.8 million reduction for the third quarter of 2013, a $6.2 million reduction for the second quarter of 2013, and zero provision for loan losses for the previous eight fiscal quarters.

Chris Myers, President and CEO commented, “2013 was the most profitable year in CVBF history. We are pleased with fourth quarter loan growth which exceeded $100 million. Credit quality continued to show improvement, which allowed us to release an additional $6.8 million in loan loss reserves for the fourth quarter.”

Net income for the year ended December 31, 2013 produced a return on beginning equity of 12.53%, a return on average equity of 12.34% and a return on average assets of 1.48%. The efficiency ratio for 2013 was 47.21%, compared to 54.64% (46.58% excluding the prior year FHLB debt termination expense) for 2012.

Noninterest income was $25.3 million for the year ended December 31, 2013, compared with $15.9 million for 2012. Noninterest income for 2013 increased primarily due to a $12.9 million net decrease in the FDIC loss sharing asset, compared to a $21.9 million net decrease for 2012.

As a percentage of average assets, noninterest expense was 1.77% for 2013, compared to 2.13% for 2012.

Excluding the $20.4 million debt termination expense for the year ended December 31, 2012, total noninterest expense decreased $3.8 million year-over-year, primarily due to an increase of $3.2 million in insurance reimbursements for legal costs. Also contributing to the overall decrease in noninterest expense for 2013 were reductions of $1.4 million in legal expenses, $1.3 million in Other Real Estate Owned (“OREO”) related expenses, $1.0 million in occupancy and equipment expenses and $1.0 million in amortization of intangible assets. These expenses were partially offset by increases of $2.5 million in salaries and related expenses and a $500,000 additional provision for unfunded loan commitments for the year ended December 31, 2013. A $1.0 million recapture of the provision for unfunded loan commitments was recorded for 2012.

The Company reported net income of $25.3 million for the fourth quarter ended December 31, 2013. This represents an increase of $3.2 million, or 14.24%, when compared with $22.1 million in net income reported for the fourth quarter of 2012. Diluted earnings per share were $0.24 for the fourth quarter of 2013, compared to $0.21 for the same period in 2012.

Net income for the fourth quarter of 2013 produced an annualized return on beginning equity of 13.06%, an annualized return on average equity of 12.86% and an annualized return on average assets of 1.50%. The efficiency ratio for the fourth quarter of 2013 was 47.98%, compared to 43.63% for the third quarter of 2013 and 47.22% for the fourth quarter of 2012.

Interest income and fees on loans for the fourth quarter of 2013 totaled $59.3 million, which included $2.1 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on covered loans acquired from San Joaquin Bank (“SJB”). This represented an increase of $1.2 million, or 2.10%, when compared to total interest income on loans of $58.1 million for the third quarter of 2013, which included $2.9 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on acquired loans. Total interest income and fees on loans of $59.3 million decreased $840,000, or 1.40%, from the year ago quarter. This included $3.3 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on acquired loans.

Noninterest income was $5.9 million for the fourth quarter of 2013, compared with $5.0 million for the third quarter of 2013 and $5.7 million for the fourth quarter of 2012. The quarter-over-quarter increase was primarily due to a $2.1 million net decrease in the FDIC loss sharing asset during the fourth quarter of 2013, compared to a $3.2 million net decrease for the third quarter of 2013 and a $2.6 million net decrease in the FDIC loss sharing asset for the year ago quarter.

Noninterest expense for the fourth quarter of 2013 was $29.3 million, an increase of $3.6 million over the third quarter of 2013 and $289,000 over the fourth quarter of 2012. The quarter-over-quarter increase was primarily due to $4.1 million in insurance reimbursements for legal costs recorded in the third quarter of 2013.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for loan losses, totaled $216.3 million for the year ended December 31, 2013, compared to $237.0 million for 2012. Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.49% for 2013, compared to 3.66% for 2012. Total average earning asset yields (excluding discount) were 3.76% for 2013, compared to 4.06% for 2012. Total cost of funds decreased to 0.30% for 2013 from 0.44% for 2012.

Net interest income, before the provision for loan losses, of $55.1 million for the fourth quarter of 2013 increased by $1.1 million from $54.0 million for the third quarter of 2013 and decreased by $535,000 from $55.6 million for the fourth quarter of 2012. Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.47% for the fourth quarter of 2013, compared to 3.48% for the third quarter of 2013 and 3.60% for the fourth quarter of 2012. Total average earning asset yields decreased to 3.73% for the fourth quarter of 2013 from 3.75% for the third quarter of 2013 and 3.87% for the fourth quarter of 2012. Total cost of funds was 0.28% for the fourth quarter of 2013, compared to 0.29% for the third quarter and 0.32% for the fourth quarter of 2012.

Income Taxes

Our effective tax rate for the three and twelve months ended December 31, 2013 was 34.37% and 33.73%, respectively. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits. We benefited from $1.1 million of enterprise zone tax credits in 2013.

Assets

The Company reported total assets of $6.66 billion at December 31, 2013. This represents an increase of $107.7 million, or 1.64%, from total assets of $6.56 billion at September 30, 2013. Earning assets of $6.32 billion at December 31, 2013 increased $146.6 million, or 2.37%, when compared with $6.18 billion at September 30, 2013. The increase in earning assets was primarily due to a $105.2 million increase in total loans and a $46.3 million increase in investment securities.

Total assets of $6.66 billion at December 31, 2013 increased $301.6 million, or 4.74%, from total assets of $6.36 billion at December 31, 2012. Earning assets totaled $6.32 billion at December 31, 2013, an increase of $286.8 million, or 4.75%, when compared with earning assets of $6.04 billion at December 31, 2012. The increase in earning assets was primarily due to a $214.0 million increase in investment securities and a $102.4 million increase in total loans, partially offset by a $24.3 million decrease in FHLB stock.

Investment Securities

Investment securities were $2.67 billion at December 31, 2013, an increase of $46.3 million from $2.62 billion at September 30, 2013 and an increase of $214.0 million from $2.45 billion at December 31, 2012. As of December 31, 2013, we had a pre-tax unrealized loss of $16.1 million on our overall securities portfolio.

MBS totaled $1.75 billion at December 31, 2013, compared to $1.46 billion at December 31, 2012. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a carrying value of $1.8 million as of December 31, 2013, has had $1.8 million in net other-than-temporary (“OTTI”) impairment loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the year ended December 31, 2013.

Our municipal securities, totaling $586.1 million, are located in 27 states, and approximately $23.6 million, or 4.0%, are located within the state of California. Our largest concentrations of holdings are in New Jersey at 17.1%, Michigan at 11.7% and Illinois at 9.1%. All municipal bond securities are performing.

In the fourth quarter of 2013, we purchased $160.6 million of MBS with an average yield of 2.19%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $4.0 million in municipal securities with an average tax-equivalent yield of 3.86%.

Loans

Total loans and leases, net of deferred fees and discount, of $3.55 billion at December 31, 2013 increased by $105.2 million, or 3.05%, from $3.44 billion at September 30, 2013. Quarter-over-quarter, non-covered loans increased by $108.2 million, and covered loans decreased by $3.0 million. The $108.2 million increase in non-covered loans was principally due to increases of $81.1 million in commercial real estate loans and $33.1 million in dairy & livestock loans. This growth was partially offset by a decrease of $10.1 million in municipal lease finance receivables. The growth in dairy & livestock loans is seasonal and will most likely be repaid in January 2014.

Total loans and leases, net of deferred fees and discount, of $3.55 billion at December 31, 2013, increased by $102.4 million, or 2.97%, from $3.45 billion at December 31, 2012. Non-covered loans grew by $137.3 million year-over-year, while covered loans declined by $34.9 million.

Deposits & Customer Repurchase Agreements

Deposits of $4.89 billion and customer repurchase agreements of $643.3 million totaled $5.53 billion at December 31, 2013. This represents an increase of $286.7 million, or 5.46%, when compared with total deposits and customer repurchase agreements of $5.25 billion at December 31, 2012. Deposits and customer repurchase agreements increased by $72.5 million, or 1.33%, when compared with the prior quarter.

Noninterest-bearing deposits were $2.56 billion at December 31, 2013, an increase of $142.0 million, or 5.86%, compared to $2.42 billion at December 31, 2012 and an increase of $24.5 million, or 0.97%, when compared to the quarter ended September 30, 2013. At December 31, 2013, noninterest-bearing deposits were 52.41% of total deposits, compared to 50.71% at December 31, 2012 and 51.85% at September 30, 2013.

Our average cost of total deposits was 0.10% for the three months ended December 31, 2013, compared to 0.11% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.12% for the three months ended December 31, 2013, unchanged from the same period last year.

FHLB Advances, Other Borrowings and Debentures

We had $199.2 million in FHLB Advances at December 31, 2013, compared to $199.1 million at September 30, 2013 and $198.9 million at December 31, 2012.

At December 31, 2013, we had $69.0 million in short-term borrowings, compared to $42.5 million at September 30, 2013 and $26.0 million at December 31, 2012. These borrowings were used to facilitate a portion of our investment purchases made in the respective quarters of 2013.

At December 31, 2013, we had $25.8 million of junior subordinated debentures, compared to $67.0 million at December 31, 2012. On January 7, 2013, we redeemed $20.6 million, or 50%, of the outstanding capital and common securities issued by the Company’s trust subsidiary, CVB Statutory Trust II. On April 7, 2013, we redeemed the remaining $20.6 million of the outstanding capital and common securities issued by CVB Statutory Trust II. We took these actions to reduce funding costs.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for loan losses decreased to $75.2 million at December 31, 2013, compared to $80.7 million at September 30, 2013 and $92.4 million at December 31, 2012. The quarter-over-quarter decrease was due to a $6.8 million reduction in the allowance for loan losses for the fourth quarter of 2013, offset by $1.3 million in net loan recoveries. The year-over-year decrease in the allowance for loan losses was due to a $16.8 million reduction in the allowance for loan losses and $456,000 in net charge-offs for the year ended December 31, 2013. The allowance for loan losses was 2.22%, 2.46%, 2.70%, 2.89%, and 2.84% of total non-covered loans and leases outstanding at December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013, and December 31, 2012, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $40.0 million at December 31, 2013, or 1.18% of total loans. This compares to nonperforming loans of $49.5 million, or 1.51% of total loans, at September 30, 2013 and $58.0 million, or 1.78% of total loans, at December 31, 2012. The $40.0 million in nonperforming loans at December 31, 2013 are summarized as follows: $12.4 million in commercial real estate, $10.0 million in commercial construction, $7.6 million in residential mortgages, $5.7 million in dairy & livestock, $3.9 million in commercial and industrial, and $401,000 in other loans. The $9.5 million decrease in nonperforming loans quarter-over-quarter was principally due to a $5.4 million decrease in nonperforming commercial real estate loans, a $2.8 million decrease in nonperforming residential mortgages, a $1.2 million decrease in nonperforming dairy & livestock loans, and a $402,000 decrease in nonperforming commercial construction loans.

We had $6.5 million in OREO at December 31, 2013 and September 30, 2013, and a decrease of $8.4 million from $14.8 million at December 31, 2012. As of December 31, 2013, we had two OREO properties, compared to seven OREO properties at December 31, 2012. During 2013, we sold five properties with a carrying value of $7.8 million, realizing a net gain on sale of $2.7 million. There were no additions to OREO during 2013.

At December 31, 2013, we had loans delinquent 30 to 89 days of $3.3 million. This compares to $1.7 million at September 30, 2013 and $887,000 at December 31, 2012. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.10% at December 31, 2013, 0.05% at September 30, 2013 and 0.03% at December 31, 2012. All loans delinquent 90 days or more were categorized as nonperforming.

At December 31, 2013, we had $67.0 million in performing TDR loans, compared to $59.2 million in performing TDR loans at September 30, 2013 and $50.4 million in performing TDR loans at December 31, 2012. In terms of the number of loans, we had 47 performing TDR loans at December 31, 2013, compared to 41 performing TDR loans at September 30, 2013 and 34 performing TDR loans at December 31, 2012.

Nonperforming assets, defined as non-covered nonaccrual loans and other real estate owned, totaled $46.4 million at December 31, 2013, $56.0 million at September 30, 2013, and $72.8 million at December 31, 2012.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2013, classified loans totaled $245.6 million, compared to $264.1 million at September 30, 2013 and $314.0 million at December 31, 2012. The $18.5 million quarter-over-quarter reduction in classified loans was primarily due to decreases of $14.0 million in our classified commercial real estate portfolio, $3.5 million in our classified dairy & livestock portfolio, and $1.7 million in our classified single family mortgage portfolio.

The $6.8 million recapture of loan loss provision reflected in the operating results for the fourth quarter of 2013 was primarily the result of overall improvement in credit quality. We recaptured $3.8 million for the third quarter of 2013, $6.2 million for the second quarter of 2013 and recorded zero provision for loan losses for the previous eight consecutive quarters.

The reserve for unfunded loan commitments increased by $500,000 for 2013, compared to a reduction of $1.0 million for 2012.

San Joaquin Bank Asset Quality (Covered loans)

At December 31, 2013, we had $173.1 million of gross loans from SJB with a carrying value of $160.3 million, compared to $177.9 million of gross loans at September 30, 2013 with a carrying value of $163.3 million. We had $220.5 million of gross loans from SJB with a carrying value of $195.2 million at December 31, 2012. Of the gross loans, we had $18.5 million in nonperforming loans as of December 31, 2013, or 10.70%, compared to $27.9 million in nonperforming loans at December 31, 2012, or 12.67%. We had two properties in OREO totaling $504,000, compared to two properties totaling $906,000 at September 30, 2013 and three properties totaling $1.1 million at December 31, 2012. During 2013, there were three additions to OREO totaling $1.5 million. We sold four OREO properties with a carrying value of $1.6 million, resulting in a net gain of $372,000. 80% of net gains are shared with the FDIC.

CitizensTrust

CitizensTrust had approximately $2.33 billion in assets under management and administration, including $1.74 billion in assets under management, as of December 31, 2013. Revenues were $2.0 million for the fourth quarter and $8.1 million for 2013, compared to $1.9 million and $8.2 million for the same periods in 2012. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.7 billion. Citizens Business Bank serves 41 cities with 38 Business Financial Centers, six Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, and the Central Valley areas of California. The Bank intends to open a new business financial center location in San Diego County in the spring of 2014.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, January 23, 2013, to discuss the Company’s fourth quarter and year end 2013 financial results.

To listen to the conference call, please dial (888) 317-6016. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 7, 2014 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10038743.

The conference call will also be simultaneously webcast over the Internet. Please visit the Company’s website at www.cbbank.com and click on the Our Investors tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately twelve months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on covered loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; supply and demand for real property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, securities and securities trading and hedging, employment, executive compensation, insurance and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rate or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats including loss of system functionality or theft or loss of Company or customer data; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local business conditions; fluctuations in the price of the Company’s stock; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard- setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2013	2013	2012
Assets
Cash and due from banks	$88,776	$127,728	$87,274
Interest-earning balances due from Federal Reserve	5,917	3,714	11,157

Total cash and cash equivalents	94,693	131,442	98,431

Interest-earning balances due from depository institutions	70,000	70,000	70,000
Investment securities available-for-sale	2,663,642	2,617,307	2,449,387
Investment securities held-to-maturity	1,777	1,850	2,050
Investment in stock of Federal Home Loan Bank (FHLB)	32,331	39,420	56,651
Non-covered loans held-for-sale	3,667	—	—
Loans and lease finance receivables, excluding covered loans	3,385,916	3,281,352	3,252,313
Allowance for loan losses	(75,235)	(80,713)	(92,441)

Net loans and lease finance receivables	3,310,681	3,200,639	3,159,872

Covered loans and lease finance receivables, net	160,315	163,334	195,215
Premises and equipment, net	32,831	33,604	35,080
Bank owned life insurance	123,168	122,538	119,744
Intangibles	2,261	2,386	3,389
Goodwill	55,097	55,097	55,097
FDIC loss sharing asset	4,764	7,034	18,489
Other assets	109,740	112,632	99,959

TOTAL ASSETS	$6,664,967	$6,557,283	$6,363,364

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,562,980	$2,538,461	$2,420,993
Investment checking	305,087	345,317	323,159
Savings and money market demand	1,341,024	1,323,391	1,315,668
Time deposits	681,540	688,317	714,167

Total deposits	4,890,631	4,895,486	4,773,987
Customer repurchase agreements	643,251	565,883	473,244
FHLB advances	199,206	199,138	198,934
Other borrowings	69,000	42,482	26,000
Junior subordinated debentures	25,774	25,774	67,012
Other liabilities	65,218	60,298	61,217

Total liabilities	5,893,080	5,789,061	5,600,394

Stockholders’ Equity:
Stockholders’ equity	781,217	763,960	719,719
Accumulated other comprehensive income, net of tax	(9,330)	4,262	43,251

Total stockholders’ equity	771,887	768,222	762,970

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,664,967	$6,557,283	$6,363,364

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Assets:
Cash and due from banks	$103,135	$103,232	$103,243	$110,649
Interest-earning balances due from Federal Reserve	99,342	120,334	87,372	212,136

Total cash and cash equivalents	202,477	223,566	190,615	322,785
Interest-earning balances due from depository institutions	70,000	70,000	70,000	64,617
Investment securities available-for-sale	2,627,169	2,345,642	2,463,759	2,295,194
Investment securities held-to-maturity	1,788	2,059	1,885	2,165
Investment in stock of Federal Home Loan Bank (FHLB)	36,029	59,477	45,734	65,792
Non-covered loans held-for-sale	40	991	28	1,466
Covered loans held-for-sale	—	—	—	2,289
Loans and lease finance receivables, excluding covered loans	3,323,668	3,243,173	3,223,713	3,199,629
Allowance for loan losses	(81,267)	(92,137)	(87,683)	(92,527)

Net loans and lease finance receivables	3,242,401	3,151,036	3,136,030	3,107,102

Covered loans and lease finance receivables, net	160,584	196,597	169,974	227,942
Premises and equipment, net	33,451	35,397	34,348	35,841
Intangibles	2,341	3,590	2,666	4,276
Goodwill	55,097	55,097	55,097	55,097
Bank owned life insurance	122,758	118,977	121,451	117,642
FDIC loss sharing asset	6,371	20,803	11,686	41,064
Other assets	126,879	133,980	136,948	142,670

TOTAL ASSETS	$6,687,385	$6,417,212	$6,440,221	$6,485,942

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,596,613	$2,379,209	$2,452,689	$2,220,714
Interest-bearing	2,408,311	2,406,499	2,351,218	2,482,684

Total deposits	5,004,924	4,785,708	4,803,907	4,703,398
Customer repurchase agreements	594,952	495,107	543,656	496,978
FHLB advances	199,181	198,909	199,079	362,741
Other borrowings	7,437	1,600	12,553	411
Junior subordinated debentures	25,774	67,012	31,232	90,935
Other liabilities	74,889	104,421	75,018	81,950

Total liabilities	5,907,157	5,652,757	5,665,445	5,736,413

Stockholders’ equity:
Stockholders’ equity	776,114	716,047	753,551	705,775
Accumulated other comprehensive income, net of tax	4,114	48,408	21,225	43,754

Total stockholders’ equity	780,228	764,455	774,776	749,529

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,687,385	$6,417,212	$6,440,221	$6,485,942

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Interest income:
Loans and leases, including fees	$41,896	$43,857	$166,775	$183,146
Accretion on acquired loans	2,060	3,349	12,856	22,607

Total loans and leases, including fees	43,956	47,206	179,631	205,753

Investment securities:
Taxable	9,094	6,823	28,374	32,025
Tax-advantaged	5,456	5,497	22,025	22,718

Total investment income	14,550	12,320	50,399	54,743
Dividends from FHLB stock	601	408	2,033	671
Federal funds sold and interest-earning deposits with other institutions	186	199	710	1,055

Total interest income	59,293	60,133	232,773	262,222

Interest expense:
Deposits	1,260	1,306	4,887	5,911
Borrowings and junior subordinated debentures	2,924	3,183	11,620	19,361

Total interest expense	4,184	4,489	16,507	25,272

Net interest income before provision for loan losses	55,109	55,644	216,266	236,950
Provision for loan losses	(6,800)	—	(16,750)	—

Net interest income after provision for loan losses	61,909	55,644	233,016	236,950
Noninterest income:
Service charges on deposit accounts	3,941	3,874	15,923	16,106
Trust and investment services	1,973	1,905	8,071	8,169
Gain on sale of investment securities, net	—	—	2,094	—
Decrease in FDIC loss sharing asset, net	(2,145)	(2,577)	(12,860)	(21,916)
Gain on OREO, net	2	87	3,131	1,545
Other	2,119	2,440	8,928	11,999

Total noninterest income	5,890	5,729	25,287	15,903

Noninterest expense:
Salaries and employee benefits	18,238	17,640	71,015	68,496
Occupancy and equipment	3,616	3,891	14,504	15,473
Professional services	1,410	1,504	5,709	7,170
Amortization of intangible assets	125	442	1,127	2,159
Provision for unfunded loan commitments	—	(1,000)	500	(1,000)
Debt termination expense	—	—	—	20,379
OREO expense	472	688	856	2,146
Insurance reimbursements	(16)	(470)	(4,155)	(921)
Other	5,423	6,284	24,472	24,258

Total noninterest expense	29,268	28,979	114,028	138,160

Earnings before income taxes	38,531	32,394	144,275	114,693
Income taxes	13,243	10,258	48,667	37,413

Net earnings	$25,288	$22,136	$95,608	$77,280

Basic earnings per common share	$0.24	$0.21	$0.91	$0.74

Diluted earnings per common share	$0.24	$0.21	$0.91	$0.74

Dividends declared per common share	$0.10	$0.085	$0.385	$0.34

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Interest income—(tax-effected) (te)	$61,343	$62,214	$240,898	$270,764
Interest expense	4,184	4,489	16,507	25,272

Net interest income—(te)	$57,159	$57,725	$224,391	$245,492

Return on average assets, annualized	1.50%	1.37%	1.48%	1.19%
Return on average equity, annualized	12.86%	11.52%	12.34%	10.31%
Efficiency ratio [1]	47.98%	47.22%	47.21%	54.64%
Efficiency ratio excluding debt termination [1] [2]	47.98%	47.22%	47.21%	46.58%
Noninterest expense to average assets, annualized	1.74%	1.80%	1.77%	2.13%
Noninterest expense to average assets, excluding debt termination expense [2]	1.74%	1.80%	1.77%	1.82%
Yield on average earning assets (te)	3.87%	4.13%	3.98%	4.47%
Yield on average earning assets (te) excluding discount	3.73%	3.87%	3.76%	4.06%
Cost of deposits	0.10%	0.11%	0.10%	0.13%
Cost of deposits and customer repurchase agreements	0.12%	0.12%	0.12%	0.14%
Cost of funds	0.28%	0.32%	0.30%	0.44%
Net interest margin (te)	3.61%	3.84%	3.71%	4.06%
Net interest margin (te) excluding discount	3.47%	3.60%	3.49%	3.66%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	104,945,844	104,536,089	104,729,184	104,418,905
Diluted	105,535,360	104,712,918	105,126,303	104,657,610
Dividends declared	$10,544	$8,917	$40,469	$35,642
Dividend payout ratio [3]	41.70%	40.28%	42.33%	46.12%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding-(end of period)	105,370,170	104,889,586
Book value per share	$7.33	$7.28
Tangible book value per share	$6.78	$6.72

	December 31,
(Non-covered loans)	2013	2012
Nonperforming assets:
Nonaccrual loans	$14,835	$26,688
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	25,119	31,309
Other real estate owned (OREO), net	6,475	14,832

Total nonperforming assets	$46,429	$72,829

Troubled debt restructured performing loans	$66,955	$50,392

Percentage of nonperforming assets to total loans outstanding and OREO	1.37%	2.23%
Percentage of nonperforming assets to total assets	0.70%	1.14%
Allowance for loan losses to nonperforming assets	162.04%	126.93%

	Twelve Months Ended December 31,
	2013	2012
Allowance for loan losses:
Beginning balance	$92,441	$93,964
Total charge-offs	(2,851)	(5,288)
Total recoveries on loans previously charged-off	2,395	3,765

Net (charge-offs) recoveries	(456)	(1,523)
(Recapture of) provision for loan losses	(16,750)	—

Allowance for loan losses at end of period	$75,235	$92,441

Net (charge-offs) recoveries to average loans	-0.01%	-0.05%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2013		2012		2011
Quarter End	High	Low	High	Low	High	Low
March 31,	$12.30	$10.42	$11.97	$9.99	$9.32	$7.83
June 30,	$11.99	$10.29	$11.92	$10.16	$9.94	$8.18
September 30,	$13.77	$11.65	$12.95	$11.35	$10.00	$7.41
December 31,	$17.48	$13.28	$12.17	$9.43	$10.27	$7.28

Quarterly Consolidated Statements of Earnings

	4Q	3Q	2Q	1Q	4Q
	2013	2013	2013	2013	2012
Interest income
Loans, including fees	$43,956	$44,653	$44,975	$46,047	$47,206
Investment securities and other	15,337	13,421	11,618	12,766	12,927

Total interest income	59,293	58,074	56,593	58,813	60,133

Interest expense
Deposits	1,260	1,228	1,158	1,241	1,306
Other borrowings	2,924	2,873	2,840	2,983	3,183

Total interest expense	4,184	4,101	3,998	4,224	4,489

Net interest income before provision for loan losses	55,109	53,973	52,595	54,589	55,644
Provision for loan losses	(6,800)	(3,750)	(6,200)	—	—

Net interest income after provision for loan losses	61,909	57,723	58,795	54,589	55,644

Noninterest income	5,890	4,957	7,695	6,745	5,729
Noninterest expense	29,268	25,714	28,248	30,798	28,979

Earnings before income taxes	38,531	36,966	38,242	30,536	32,394
Income taxes	13,243	12,727	13,776	8,921	10,258

Net earnings	$25,288	$24,239	$24,466	$21,615	$22,136

Basic earning per common share	$0.24	$0.23	$0.23	$0.21	$0.21
Diluted earnings per common share	$0.24	$0.23	$0.23	$0.21	$0.21
Dividends declared per common share	$0.100	$0.100	$0.100	$0.085	$0.085
Dividends declared	$10,544	$10,511	$10,502	$8,912	$8,917

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Commercial and industrial	$533,253	$531,391	$549,776	$558,255	$573,571
Real estate:
Commercial real estate	2,348,656	2,273,704	2,163,034	2,156,267	2,169,535
Construction	47,753	48,309	47,372	56,764	61,300
SFR mortgage	189,546	192,457	180,438	163,343	160,703
Dairy & livestock and agribusiness	300,292	265,297	264,663	289,742	342,311
Municipal lease finance receivables	89,106	99,188	105,246	109,727	105,767
Consumer and other loans	59,648	57,988	58,811	62,505	66,610

Gross loans	3,568,254	3,468,334	3,369,340	3,396,603	3,479,797
Less:
Purchase accounting discount	(12,789)	(14,529)	(17,526)	(20,908)	(25,344)
Deferred loan fees, net	(9,234)	(9,119)	(8,156)	(7,487)	(6,925)
Allowance for loan losses	(75,235)	(80,713)	(85,457)	(92,218)	(92,441)

Net loans	$3,470,996	$3,363,973	$3,258,201	$3,275,990	$3,355,087

Non-covered loans, net	$3,310,681	$3,200,639	$3,084,358	$3,097,296	$3,159,872
Covered loans, net	160,315	163,334	173,843	178,694	195,215

Net loans	$3,470,996	$3,363,973	$3,258,201	$3,275,990	$3,355,087

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

(Non-Covered Loans)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Nonperforming loans:
Commercial and industrial	$3,861	$3,734	$5,012	$3,387	$3,136
Real estate:
Commercial real estate	12,410	17,829	18,610	19,964	21,039
Construction	9,966	10,368	10,494	10,620	10,663
SFR mortgage	7,577	10,421	11,423	11,561	13,102
Dairy & livestock and agribusiness	5,739	6,973	7,655	9,371	9,842
Consumer and other loans	401	159	157	226	215

Total	$39,954	$49,484	$53,351	$55,129	$57,997
% of Total gross loans	1.18%	1.51%	1.68%	1.73%	1.78%

Past due 30-89 days:
Commercial and industrial	$993	$417	$373	$2,026	$690
Real estate:	—
Commercial real estate	523	1,015	1,251	1,820	—
Construction	—	—	—	—	—
SFR mortgage	1,708	—	—	824	107
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	75	255	8	63	90

Total	$3,299	$1,687	$1,632	$4,733	$887
% of Total gross loans	0.10%	0.05%	0.05%	0.15%	0.03%

OREO
Commercial and industrial	$—	$—	$—	$—	$—
Real estate:
Commercial real estate	—	—	—	828	2,319
Construction	6,475	6,524	6,524	12,513	12,513
SFR mortgage	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total	$6,475	$6,524	$6,524	$13,341	$14,832

Total nonperforming, past due, and OREO	$49,728	$57,695	$61,507	$73,203	$73,716

% of Total gross loans	1.47%	1.76%	1.94%	2.30%	2.27%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended December 31, 2013, and 2012 include a yield adjustment of $2.1 million, and $3.3 million, respectively. Net interest income for the twelve months ended December 31, 2013, and 2012 include a yield adjustment of $12.9 million, and $22.6 million, respectively. These yield adjustments relate to discount accretion on covered loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended December 31,
(Dollars in thousands)	2013			2012
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,318,620	$61,343	3.87%	$6,038,273	$62,214	4.13%
Discount on acquired loans	14,383	(2,060)		27,658	(3,349)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,333,003	$59,283	3.73%	$6,065,931	$58,865	3.87%

Net interest income and net interest margin (te)		$57,159	3.61%		$57,725	3.84%
Yield adjustment to interest income from discount accretion		(2,060)			(3,349)

Net interest income and net interest margin (te), excluding yield adjustment		$55,099	3.47%		$54,376	3.60%

	Twelve Months Ended December 31,
(Dollars in thousands)	2013			2012
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,062,465	$240,898	3.98%	$6,071,230	$270,764	4.47%
Discount on acquired loans	18,785	(12,856)		38,713	(22,607)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,081,250	$228,042	3.76%	$6,109,943	$248,157	4.06%

Net interest income and net interest margin (te)		$224,391	3.71%		$245,492	4.06%
Yield adjustment to interest income from discount accretion		(12,856)			(22,607)

Net interest income and net interest margin (te), excluding yield adjustment		$211,535	3.49%		$222,885	3.66%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2013.

December 31, 2013
(Dollars in thousands)
Stockholders’ equity	$771,887
Less: Goodwill	(55,097)
Less: Intangible assets	(2,261)

Tangible book value	$714,529
Common shares issued and outstanding	105,370,170

Tangible book value per share	$6.78

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the twelve months ended December 31, 2012, includes debt termination expense of $20.4 million. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense, provides additional clarity to the users of financial statements regarding core financial performance. The Company did not incur debt termination expense during the three and twelve months ended December 31, 2013.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands)		(Dollars in thousands)
Net interest income	$55,109	$55,644	$216,266	$236,950
Noninterest income	5,890	5,729	25,287	15,903
Noninterest expense	29,268	28,979	114,028	138,160
Less: debt termination expense	—	—	—	(20,379)

Adjusted noninterest expense	$29,268	$28,979	$114,028	$117,781

Efficiency ratio	47.98%	47.22%	47.21%	54.64%
Adjusted efficiency ratio	47.98%	47.22%	47.21%	46.58%

Adjusted noninterest expense	$29,268	$28,979	$114,028	$117,781
Average assets	6,687,385	6,417,212	6,440,221	6,485,942
Adjusted noninterest expense to average assets [1]	1.74%	1.80%	1.77%	1.82%

[1]	Annualized